Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & CFO	Director Corporate Affairs
(616) 878-8793	(616) 878-2830

SpartanNash Announces Financial Results for the 15-Week Third Quarter and 39-Week Fiscal 2013 Transition Year

Third Quarter Consolidated Net Sales of $1.3 Billion, Including Impact of Nash Finch Merger

Comparable Store Sales Increase 0.7%

Third Quarter Adjusted Earnings from Continuing Operations Increase $6.3 million to $11.1 Million

GRAND RAPIDS, MICHIGAN – March 5, 2014 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 15-week third quarter and the 39-week period ended December 28, 2013 (“Transition Period”).

The Transition Period reflects the previously announced change in the Company’s fiscal year end from the last Saturday in March to the Saturday closest to December 31. As a result, the third quarter included 15 weeks and the Transition Period included 39 weeks, compared to 16 weeks and 40 weeks for the respective reporting periods in the prior year. For purposes of reporting comparable store sales, the Company used comparable 15-week and 39-week periods for its legacy Spartan Stores retail operations. In addition, the Transition Period includes approximately six weeks of financial results from The Nash Finch Company (“Nash Finch”) as a result of the recent merger of Spartan Stores and Nash Finch, completed on November 19, 2013.

Third Quarter Results

Consolidated net sales for the 15-week third quarter increased 69.1 percent to $1.3 billion compared to $789.9 million in the 16-week quarter last year, primarily due to $563.2 million in sales generated as a result of the merger, comparable store sales increase of 0.7 percent and the impact of new distribution customers, partially offset by $46.1 million in sales for the extra week in last year’s quarter. Excluding the impact of the extra week last year and contributions from the merger, consolidated net sales would have increased approximately 3.8 percent.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 65.9 percent to $41.6 million, or 3.1 percent of net sales, compared to $25.1 million, or 3.2 percent of net sales in the 16-week quarter last year. Excluding the impact of the extra week last year and contributions from the merger, Adjusted EBITDA would have increased approximately 6.2 percent in the third quarter of fiscal 2014.

Adjusted earnings from continuing operations were $11.1 million, or $0.40 per diluted share, for the current year third quarter compared to $4.9 million, or $0.22 per diluted share, last year. For the current year third quarter, adjusted earnings from continuing operations excludes net after-tax charges of $24.8 million, or $0.89 per diluted share, related to merger expenses, asset impairment and restructuring charges for underperforming and closed stores and land held for future development, debt extinguishment charges due to merger-related financing, other one-time and non-cash expenses and a gain on sale of assets. For the prior year third quarter, adjusted earnings from continuing operations excludes $0.3 million in net earnings from the extra week and $1.7 million, or $0.08 per diluted share, of after-tax charges related to debt extinguishment and acquisition-related professional fees. A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is presented in the financial tables at the end of the release.

“We are pleased with our sales and adjusted earnings results for the third quarter,” stated Dennis Eidson, SpartanNash’s President and Chief Executive Officer. “While the merger with Nash Finch contributed a significant portion of our growth in the quarter, we produced strong results in our legacy business, which is a testament to the excellence of our management team and associates. We are excited to begin the next phase of SpartanNash’s development and our integration activities are underway and progressing as planned. Our management team is in place and we are focused on leveraging our increased scale, geographic reach and complementary business segments to better compete in the evolving grocery industry.”

Gross profit margin for the third quarter was 16.9 percent compared to 20.4 percent in the prior year. The change in gross profit margin rate primarily reflects the change in mix of sales due to the merger and the impact of low inflation.

Third quarter operating expenses would have been $202.6 million, or 15.2 percent of net sales, compared to $140.3 million, or 18.9 percent of net sales, in the same quarter last year, if this year’s charges related to merger expenses, asset impairment and restructuring and other one-time and non-cash expenses and last year’s extra week and acquisition related professional fees were excluded. The higher expenses were due to the inclusion of Nash Finch’s operations and the decrease in the rate to sales was due primarily to the change in mix of the Company’s segments as a result of the merger, as well as improved expense leverage on increased sales, partially offset by higher incentive compensation and depreciation and amortization expense. Third quarter operating expenses as reported were $236.5 million, or 17.7 percent of sales, compared to $149.4 million, or 18.9 percent of sales, in the same quarter last year.

Distribution Segment

Net sales for the distribution segment increased 63.5 percent to $565.8 million in the current year third quarter from $346.1 million for the third quarter last year. The increase in sales was due to $224.6 million in sales from Nash Finch, as well as new business gains, partially offset by the extra week of sales last year. Excluding the impact of the extra week last year and contributions from Nash Finch, net sales for the distribution segment would have increased approximately 4.3 percent.

Current year third quarter adjusted operating earnings for the distribution segment were $16.1 million, excluding $20.5 million of the net pre-tax charges previously mentioned, compared to adjusted operating earnings of $9.0 million in the same period last year, excluding the extra week. The increase in adjusted operating earnings was due to increased sales volume from Nash Finch’s distribution operations and improved margins and warehouse efficiencies, partially offset by higher incentive compensation compared to the same period last year. Excluding the impact of the extra week last year and contributions from Nash Finch, adjusted operating earnings for the distribution segment would have increased approximately 20.0 percent due to improvement in gross profit margin and expense leverage. The third quarter reported operating loss was $4.4 million in the current year compared to operating earnings of $9.5 million in the prior year third quarter.

Retail Segment

Net sales for the retail segment increased 17.4 percent to $520.9 million in the current year third quarter from $443.8 million for the third quarter last year. The increase in sales was due to $90.0 million in sales generated as a result of the merger, as well as the previously disclosed acquisition of a grocery store and fuel center in the prior year’s third quarter and a 0.7 percent increase in comparable store sales, excluding fuel, partially offset by $2.7 million in fewer sales due to the closure of certain stores and $27.3 million in sales for the extra week in last year’s third quarter. Excluding the impact of the extra week last year and contributions from the merger, net sales for the retail segment would have increased approximately 3.5 percent.

Current year third quarter adjusted operating earnings for the retail segment were $3.4 million, excluding $13.4 million of the net pre-tax charges previously mentioned, compared to adjusted operating earnings of $2.2 million in the same period last year, excluding non-cash, pre-tax professional fees of $0.4 million and the extra week of $0.3 million. The improvement in adjusted operating earnings was due to the merged retail operations.

During the current year third quarter, the Company completed five minor remodels and store re-banners, acquired two stores in North Dakota and closed seven underperforming supermarkets. SpartanNash ended the quarter with 172 corporate owned stores and 34 fuel centers.

Military Segment

Net sales for the Company’s military segment were $248.6 million and operating earnings were $3.2 million for the six weeks included in the third quarter of fiscal 2014.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the current year-to-date period was $64.8 million compared to $27.3 million for the comparable period last year, largely due to the impact of the merger, which added $22.0 million in cash flow to the current year-to-date period.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $595.7 million as of December 28, 2013 compared to $162.0 million at the end of the third quarter last year, due primarily to the incurrence of $436.1 million in debt as a result of the Nash Finch merger. The Company’s total net long-term debt-to-capital ratio is 0.46-to-1.0 as of December 28, 2013.

In conjunction with the merger, the Company entered into a $1.0 billion amended and restated senior secured credit facility, the proceeds of which were used to repay its and Nash Finch’s existing credit facilities and to provide working capital and funds for general corporate purposes.

The Company believes that cash flow from operating activities and the approximately $400.0 million of excess availability under its revolving credit facility will support its operational and strategic initiatives for fiscal 2014.

Year to Date Results

For the 39-week period ended December 28, 2013, consolidated net sales increased 28.9 percent to $2.6 billion, including $563.2 million in sales generated as a result of the recent merger with Nash Finch, compared to $2.0 billion in the 40-week period ended January 5, 2013. Comparable store sales, excluding fuel, decreased 0.6 percent in the Transition Period on a 39-week basis. Excluding the impact of the extra week last year and contributions from Nash Finch, consolidated net sales would have increased approximately 3.3 percent.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the Transition Period increased 26.9 percent to $97.3 million, or 3.8 percent of net sales, compared to $76.7 million, or 3.7 percent of net sales, in the 40-week quarter last year. Excluding the impact of the extra week last year and contributions from Nash Finch, Adjusted EBITDA would have increased approximately 7.4 percent in the Transition Period.

Transition Period adjusted earnings from continuing operations were $29.8 million, or $1.23 per diluted share, excluding net after-tax charges of $28.6 million related to previously mentioned items, compared to $20.5 million, or $0.94 per diluted share in the prior year-to-date period, excluding $0.3 million in net earnings from the extra week and net after-tax charges of $0.9 million related to debt extinguishment, asset impairment, professional fees, gain on sale of assets and a tax benefit.

For the Transition Period, depreciation and amortization totaled $37.1 million, interest expense totaled $9.2 million and capital expenditures totaled $37.2 million.

Outlook

Mr. Eidson continued, “We are making excellent progress in our work to integrate our retail, food distribution and military distribution businesses and are energized by what the combined SpartanNash can achieve. We continue to expect synergies of approximately $20 million, $35 million and $52 million in fiscal years 2014, 2015 and 2016, respectively and integration and transaction closing related costs of approximately $12 million, $5 million and $2 million in fiscal years 2014, 2015 and 2016, respectively. We also expect additional depreciation, amortization and stock compensation expense resulting from the step-up in basis of the Nash Finch assets and amendments to our stock compensation plan to approximate $10 million annually.”

“Our outlook for fiscal 2014 is cautiously optimistic as the economy continues to show modest improvement; however, we expect that the lack of inflation, curtailment of Supplemental Nutrition Assistance Program (“SNAP”) benefits, the cycling of very favorable LIFO, insurance and employee benefit expenses in the prior year first quarter and a more challenging competitive retail environment will create a negative headwind on our results. We expect to put forth a robust capital plan that will allow us to create positive momentum for the merged organization and address these headwinds. During fiscal 2014, we plan to complete a total of five minor remodels and ten major remodels, 16 store re-banners, two fuel centers, as well as begin construction on two new stores in markets with attractive growth profiles. In addition, we will complete a major expansion of a military distribution center, which should increase our geographic reach and further improve our operational efficiencies. We will also continue to evaluate our store base and may close up to ten stores over the course of fiscal 2014.”

For the 16 week first quarter of fiscal 2014, the Company anticipates that its consolidated net sales will increase to between $2.30 billion and $2.34 billion as it continues to benefit from the merger with Nash Finch, partially offset by the impact of store closures. The Company anticipates comparable store sales in its legacy retail segment will be positive for the third consecutive quarter.

The Company expects first quarter of fiscal 2014 Adjusted EBITDA will be in the range of $62.5 million to $66.5 million and adjusted earnings per diluted share from continuing operations will be in the range of $0.33 to $0.38, based on approximately 37.7 million shares outstanding. This guidance includes approximately $3.8 million in after-tax merger synergy benefits and $2.8 million in after-tax incremental depreciation, amortization and stock compensation expense related to the step-up in basis of the Nash Finch assets and amendments to the Company’s stock compensation plan and excludes approximately $3.4 million in after-tax integration expenses and $1.3 million in after-tax restructuring charges associated with store closures and the closure of the Cincinnati, Ohio distribution center.

For the 53 week fiscal year ending January 3, 2015, the Company anticipates that consolidated net sales will increase to between $7.90 billion and $8.04 billion, Adjusted EBITDA will be in the range of $230.0 million to $239.0 million and earnings per share from continuing operations will be approximately $1.65 to $1.75, excluding integration costs of approximately $7.4 million after tax and any other one-time expenses. These results will be accretive to the trailing 13-period earnings for Spartan Stores on a standalone basis. The Company expects that reported retail comparable store sales will be positive for the year. However, total sales will be negatively impacted by approximately $50.0 million resulting from the store closures occurring in the third quarter of the Transition Period. Capital expenditures for fiscal year 2014 are expected to be in the range of $77.0 million to $82.0 million, with depreciation and amortization in the range of $89 million to $93 million and total interest expense in the range of $26.0 million to $28.0 million.

Conference Call

A telephone conference call to discuss the Company’s third quarter and Transition Fiscal 2013 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, March 6, 2014. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 172 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Markets, No Frills, Bag ‘n Save, Sun Mart and Econofoods.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “outlook,” “optimistic,” “anticipate,” “believe,” “continue,” “expects,” “looks forward to,” “outlook,” “progress” or “plan” or similar expressions or that an event or trend “may,” or “will” occur. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today’s date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores’ and Nash Finch’s business and the combined company’s ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in Spartan Stores’ and Nash Finch’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	15 Weeks Ended December 28, 2013	16 Weeks Ended January 5, 2013	39 Weeks Ended December 28, 2013	40 Weeks Ended January 5, 2013

Net sales	$1,335,354	$789,880	$2,597,230	$2,015,351
Cost of sales	1,110,046	628,925	2,110,350	1,602,450

Gross profit	225,308	160,955	486,880	412,901

Operating expenses
Selling, general and administrative	188,321	137,384	396,368	340,838
Depreciation and amortization	18,018	12,024	37,082	29,499
Merger related expenses	15,519	—	20,993	—
Restructuring and asset impairment charges	14,657	—	15,644	356

Total operating expenses	236,515	149,408	470,087	370,693

Operating (loss) earnings	(11,207)	11,547	16,793	42,208

Non-operating expense (income)
Interest expense	4,757	3,084	9,219	7,517
Non-cash convertible debt interest	—	1,109	—	2,903
Debt extinguishment	5,527	2,285	5,527	2,285
Other, net	(11)	(23)	(23)	(752)

Total non-operating expense, net	10,273	6,455	14,723	11,953

(Loss) earnings before income taxes and discontinued operations	(21,480)	5,092	2,070	30,255
Income taxes	(7,810)	1,620	841	10,352

(Loss) earnings from continuing operations	(13,670)	3,472	1,229	19,903

Loss from discontinued operations, net of taxes	(322)	(72)	(488)	(195)

Net (loss) earnings	$(13,992)	$3,400	$741	$19,708

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.49)	$0.16	$0.05	$0.91
Loss from discontinued operations	(0.01)	—	(0.02)	(0.01)

Net (loss) earnings	$(0.50)	$0.16	$0.03	$0.90

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.49)	$0.16	$0.05	$0.91
Loss from discontinued operations	(0.01)	—	(0.02)	(0.01)

Net (loss) earnings	$(0.50)	$0.16	$0.03	$0.90

Weighted average shares outstanding:
Basic	27,800	21,750	24,137	21,780
Diluted	27,800	21,816	24,229	21,855

* Includes rounding

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 28, 2013	January 5, 2013
Assets

Current assets
Cash and cash equivalents	$9,216	$8,960
Accounts receivable, net	286,903	50,267
Inventories, net	590,248	133,879
Prepaid expenses	39,028	18,917
Deferred taxes on income	—	269
Property held for sale	440	710

Total current assets	925,835	213,002

Goodwill	306,148	246,925

Other, net	115,214	62,266

Property and equipment, net	651,477	272,368

Total assets	$1,998,674	$794,561

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$364,856	$116,207
Accrued payroll and benefits	85,102	33,782
Other accrued expenses	62,399	22,993
Deferred taxes on income	23,827	—
Current maturities of long-term debt and capital lease obligations	7,345	4,104

Total current liabilities	543,529	177,086

Long-term liabilities
Deferred taxes on income	92,319	86,689
Postretirement benefits	22,009	13,548
Other long-term liabilities	36,381	21,052
Long-term debt and capital lease obligations	597,563	166,843

Total long-term liabilities	748,272	288,132

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,371 and 21,750 shares outstanding	518,056	146,320
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(8,794)	(13,793)
Retained earnings	197,611	196,816

Total shareholders’ equity	706,873	329,343

Total liabilities and shareholders’ equity	$1,998,674	$794,561

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended December 28, 2013	40 Weeks Ended January 5, 2013
Cash flows from operating activities
Net cash provided by operating activities	$64,761	$27,296
Net cash used in investing activities	(57,170)	(44,873)
Net cash (used in) provided by financing activities	(4,051)	412
Net cash used in discontinued operations	(421)	(351)

Net increase (decrease) in cash and cash equivalents	3,119	(17,516)
Cash and cash equivalents at beginning of period	6,097	26,476

Cash and cash equivalents at end of period	$9,216	$8,960

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	15 Weeks December 28, 2013	16 Weeks January 5, 2013	39 Weeks December 28, 2013	40 Weeks January 5, 2013

Retail Segment:
Net sales	$520,911	$443,752	$1,252,828	$1,151,633
Operating (loss) earnings	$(9,982)	$2,054	$4,325	$14,044

Food Distribution Segment:
Net sales	$565,800	$346,128	$1,095,759	$863,718
Operating (loss) earnings	$(4,427)	$9,493	$9,266	$28,164

Military Segment:
Net sales	$248,643	$—	$248,643	$—
Operating earnings	$3,202	$—	$3,202	$—

Table 2: Reconciliation of Net (Loss) Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

	15 Weeks Ended December 28, 2013	16 Weeks Ended January 5, 2013	39 Weeks Ended December 28, 2013	40 Weeks Ended January 5, 2013
Net (loss) earnings	$(13,992)	$3,400	$741	$19,708
Add:
Discontinued operations	322	72	488	195
Income taxes	(7,810)	1,620	841	10,352
Interest expense	4,757	4,193	9,219	10,420
Debt extinguishment	5,527	2,285	5,527	2,285

Non-operating income	(11)	(23)	(23)	(752)

Operating (loss) earnings	(11,207)	11,547	16,793	42,208
Add:
Depreciation and amortization	18,018	12,024	37,082	29,499
LIFO (income) expense	(25)	(396)	928	984
Restructuring and asset impairment charges	14,657	—	15,644	356
Merger related expenses	15,519	—	20,993	—
Pension settlement accounting	621	—	621	—
Acquisition related expenses	—	396	—	396
40th week	—	(767)	—	(767)
Non-cash stock compensation and other charges	3,990	1,487	5,242	3,249

Adjusted EBITDA	$41,573	$24,291	$97,303	$75,925

Reconciliation of operating (loss) earnings to adjusted EBITDA by segment:

Retail:
Operating (loss) earnings	$(9,982)	$2,054	$4,325	$14,044
Add:
Depreciation and amortization	11,301	9,358	26,164	22,902
LIFO (income) expense	(11)	216	639	1,064
Restructuring and asset impairment charges	14,058	—	15,045	356
Pension settlement accounting	148	—	148	—
Acquisition related expenses	—	396	—	396
40th week	—	(328)	—	(328)
Non-cash stock compensation and other charges	(291)	557	335	2,014

Adjusted EBITDA	$15,223	$12,253	$46,656	$40,448

Food Distribution:
Operating (loss) earnings	$(4,427)	$9,493	$9,266	$28,164
Add:
Depreciation and amortization	5,346	2,666	9,547	6,597
LIFO (income) expense	(14)	(612)	289	(80)
Restructuring and asset impairment charges	599	—	599	—
Merger related expenses	15,519	—	20,993	—
Pension settlement accounting	473	—	473	—
40th week	—	(439)	—	(439)
Non-cash stock compensation and other charges	4,287	930	4,913	1,235

Adjusted EBITDA	$21,783	$12,038	$46,080	$35,477

Military:
Operating earnings	$3,202	$—	$3,202	$—
Add:
Depreciation and amortization	1,371	—	1,371	—
Non-cash stock compensation and other charges	(6)	—	(6)	—

Adjusted EBITDA	$4,567	$—	$4,567	$—

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and distribution operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating (Loss) Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	15 Weeks Ended December 28, 2013	16 Weeks Ended January 5, 2013	39 Weeks Ended December 28, 2013	40 Weeks Ended January 5, 2013
Operating (loss) earnings	$(11,207)	$11,547	$16,793	$42,208
Add:
Asset impairment and restructuring charges	14,657	—	15,644	356
Merger related expenses	15,519	—	20,993	—
Pension settlement accounting	621	—	621	—
Acquisition related expenses	—	396	—	396
Stock compensation modifications	4,174	—	4,174	—
Professional fees related to tax planning	—	—	—	108
Gain on sale of pharmacy prescription lists	(1,038)	—	(1,038)	—
40th week	—	(756)	—	(756)

Adjusted operating earnings	$22,726	$11,187	$57,187	$42,312

Reconciliation of operating (loss) earnings to adjusted operating (loss) earnings by segment:

Retail:
Operating (loss) earnings	$(9,982)	$2,054	$4,325	$14,044
Add:
Asset impairment and restructuring charges	14,058	—	15,045	356
Pension settlement accounting	148		148
Acquisition related expenses	—	396	—	396
Stock compensation modifications	213		213	—
Gain on sale of pharmacy prescription lists	(1,038)		(1,038)	—
40th week	—	(293)	—	(293)

Adjusted operating earnings	$3,399	$2,157	$18,693	$14,503

Food Distribution:
Operating (loss) earnings	$(4,427)	$9,493	$9,266	$28,164
Add:
Asset impairment and restructuring charges	599	—	599	—
Merger related expenses	15,519	—	20,993	—
Pension settlement accounting	473	—	473	—
Stock compensation modifications	3,961	—	3,961	—
Professional fees related to tax planning	—	—	—	108
40th week	—	(463)	—	(463)

Adjusted operating earnings	$16,125	$9,030	$35,292	$27,809

Military:
Operating earnings	$3,202	$—	$3,202	$—
Add:

Adjusted operating earnings	$3,202	$—	$3,202	$—

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its retail stores and distribution operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	15 Weeks Ended December 28, 2013		16 Weeks Ended January 5, 2013
	Earnings from continuing operations	Earnings per diluted share	Earnings from continuing operations	Earnings per diluted share
(Loss) earnings from continuing operations	$(13,670)	$(0.49)	$3,472	$0.16
Adjustments, net of taxes:
Asset impairment and restructuring charges	9,090	0.33	—	—
Merger related expenses	11,785	0.42	—	—
Pension settlement accounting	385	0.01	—	—
Acquisition related expenses	—	—	250	0.01
Stock compensation modifications	2,589	0.09	—	—
Gain on sale of pharmacy prescription lists	(644)	(0.02)	—	—
Debt extinguishment	3,428	0.12	1,443	0.07
Tax benefit related to change in state deferred tax rate	(2,418)	(0.08)*	—	—
Unrecognized tax liability	595	0.02	—	—
40th week	—	—	(309)	(0.02	)*

Adjusted earnings from continuing operations	$11,140	$0.40	$4,856	$0.22

*	includes rounding

	39 Weeks Ended December 28, 2013		40 Weeks Ended January 5, 2013
	Earnings from continuing operations	Earnings per diluted share	Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$1,229	$0.05	$19,903	$0.91
Adjustments, net of taxes:
Asset impairment and restructuring charges	9,702	0.40	225	0.01
Merger related expenses	15,179	0.63	—	—
Pension settlement accounting	385	0.02	—	—
Acquisition related expenses	—	—	250	0.01
Stock compensation modifications	2,589	0.11	—	—
Gain on sale of assets	(644)	(0.03)	(422)	(0.02)
Debt extinguishment	3,428	0.14	1,443	0.07
Tax benefit related to change in state deferred tax rate	(2,418)	(0.10)	—	—
Favorable settlement of unrecognized tax liability	(244)	(0.01)	—	—
Impact of state tax law changes	—	—	(623)	(0.03)
Unrecognized tax liability	595	0.02	—	—
40th week	—	—	(309)	(0.01)

Adjusted earnings from continuing operations	$29,801	$1.23	$20,467	$0.94

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its retail stores and distribution operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in Adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt

and Capital Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	December 28, 2013	January 5, 2013

Current maturities of long-term debt and capital lease obligations	$7,345	$4,104
Long-term debt and capital lease obligations	597,563	166,843

Total debt	604,908	170,947
Cash and cash equivalents	(9,216)	(8,960)

Total net long-term debt	$595,692	$161,987

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.